AMENDMENT TO RIGHTS AGREEMENT
     This Amendment to Rights Agreement dated as of February 3, 2009 (this “Amendment”), is between PharmaNet Development Group, Inc., a Delaware corporation (formerly SFBC International, Inc.) (the “Company”), and American Stock Transfer & Trust Company, LLC (as successor-in-interest to Wachovia Bank, N.A.) (the “Rights Agent”).
WITNESSETH:
     WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement, dated as of December 21, 2005 (the “Rights Agreement”), and desire to amend the Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and pursuant to the Rights Agreement and in accordance with Section 27 thereof, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):
1.	Amendments to the Rights Agreement. The Rights Agreement shall be amended as follows:
     (a) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, JLL and its Affiliates and Associates shall not be or become, or be deemed to be, an “Acquiring Person” or deemed to be a “Beneficial Owner”, either individually or collectively, as the result of (i) the public or other announcement of the Merger Agreement, (ii) the approval, execution or delivery of the Merger Agreement or any memorandum of understanding contemplating the execution of the Merger Agreement, or (iii) the announcement, commencement or consummation of the Offer or the Merger and the other transactions contemplated by the Merger Agreement (each such event, an “Exempt Event”).”
     (b) The following definitions shall be added to Section 1 of the Rights Agreement in the appropriate locations and the remaining sections shall be renumbered accordingly:
“JLL” shall mean JLL PharmaNet Holdings, LLC, a Delaware limited liability company, or any of its subsidiaries, including PDGI Acquisition Corp., a Delaware corporation.
“Offer” shall have the meaning assigned to such term in the Merger Agreement.
“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 3, 2009, among the Company, JLL PharmaNet Holdings, LLC and PDGI Acquisition Corp.
     (c) Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”
     (d) Section 3 of the Rights Agreement is hereby amended and supplemented to add the following Section 3(d):
“(d) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”
     (e) Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, this Section 11(a)(ii) shall not apply to any Exempt Event.”
     (f) The following shall be added to Section 13 of the Rights Agreement as a new clause (d):
“(d) Notwithstanding the foregoing transactions described in this Section 13 (the “Section 13 Transactions”), JLL and its Affiliates and Associates shall not be or become subject to, either individually or collectively, the Section 13 Transactions as the result of an Exempt Event, and this Section 13 shall not apply to any Exempt Event.”
     (g) Section 23 of the Rights Agreement is hereby amended and supplemented to add the following Section 23(c):
“(c) Notwithstanding anything herein to the contrary, as of the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”
     (h) Section 25(b) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to this Section 25(b) as a result of an Exempt Event.”

2.	Miscellaneous.
     (a) The laws of the State of Delaware shall govern the validity, interpretation, construction, performance, and enforcement of this Rights Agreement, excluding the choice of laws provisions of the State of Delaware.
     (b) Except as modified herein, all other terms and provisions of the Rights Agreement (including the Exhibits thereto) are unchanged and remain in full force and effect.
     (c) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other party to this Amendment.
     (d) This Amendment shall be deemed effective (retroactive to the occurrence of any Exempt Event) as of, and immediately prior to, the execution and delivery of the Merger Agreement.
     (e) This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.
     (f) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     (g) The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with Section 27 of the Rights Agreement.
     (h) In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

PHARMANET DEVELOPMENT GROUP, INC.
By:	/s/ John P. Hamill
	Name:	John P. Hamill
	Title:	EVP and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President